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                                                                   EXHIBIT 10.47

                              READ-RITE CORPORATION
                      EXECUTIVE QUARTERLY VARIABLE COMPENSATION PLAN
                            SUMMARY PLAN DESCRIPTION

1.    OBJECTIVE.

      The Read-Rite Corporation Quarterly Executive Variable Compensation Plan (the "Plan") is designed to recognize certain executives who have made and continue to make a significant contribution to the Company's success. Under the Plan, quarterly variable compensation is payable to eligible executives upon the Company's achievement of quarterly financial targets set by the Company's Board of Directors ("Board") at the beginning of the fiscal year.

2.    PARTICIPATION.

      A. Participants are designated by the Compensation Committee of the Board (the "Committee"), and must be regular, actively employed, executives of the Company both during the applicable quarter and at the time the payment is made. The Committee reserves the discretion, however, to add new participants to the Plan during a fiscal quarter, and to make such adjustments to such new participants' eligibility as it deems fit to reflect participation for less than the full quarter.

      B. Under the Plan, each participant is eligible to receive quarterly variable compensation equal to a percentage of that participant's base salary as determined by the Committee.

      C. Participating executives who work less than a full-time schedule shall have their quarterly variable compensation payments prorated accordingly.

3.    PLAN STRUCTURE.

      A. At the beginning of the fiscal year, the Board sets Company profit after tax ("PAT") goals for the year, by quarter.

      B. No variable compensation can be paid under the program unless the Company is profitable for the applicable quarter.

      C. If the Company is profitable, quarterly variable compensation eligibility begins to accrue once the Company achieves 90% of the applicable quarterly PAT target and increases on a straight line basis to full eligibility at 100% of the applicable quarterly PAT target (e.g., at 95.5% of the Company performance target, eligibility is 55%).

      D. Once eligibility is established based on Company performance, actual payments are subject to individual performance considerations. 80% of the eligibility is payable based on Company performance; 20% is payable based on individual performance. This weighting applies to all participants except the Chairman/CEO and President/COO, whose quarterly variable compensation is based 100% on Company performance. This Plan is not, nor should it be

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construed to be, an entitlement; accordingly, in all cases, including the
Chairman/CEO and the President/COO, the Committee reserves the right to reduce or withhold payments in its sole discretion.

      E. Quarterly variable compensation payments will be provided to recipients as soon as practical following Board review of reported quarterly financial results and receipt of required approvals.

4.    GENERAL.

      A. This Plan applies to the Company's 1997 fiscal year, and shall be reviewed, and in the Committee's sole discretion, revised for subsequent fiscal years.

      B. The Company's Compensation Department shall provide the Committee and the Chairman/CEO and President/COO administrative guidance to operate the Plan and secure appropriate approvals.

      C. The Company reserves the right to amend or terminate this Plan at any time, with or without notice.

      D. Neither the Plan nor any provision within the Plan constitutes a contract of employment between the Company and any Plan participant. All employment with the Company is "at will," and thus may be terminated at any time, with or without cause.

      E. None of the benefits, payments, proceeds, or claims of a participating executive shall be subject to any claim of any creditor of such executive, and in particular, shall not be subject to attachment or garnishment or other legal process by any creditor of the executive, nor shall the executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive under this Plan.

      F. In the event of any dispute regarding the application of this Plan, the Committee shall make a determination and that decision will be final and binding.